                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                          MAUNA LOA MACADAMIA PARTNERS, L.P.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                 [LETTERHEAD]

Friday, June 19, 1998


Dear Mauna Loa Shareholders:

You have received a negative letter from Channing Lushbough, who is an unknown Financial Consultant with very little knowledge of Hawaiian real estate. Most of the shares that he represents were not even purchased until after this merger was announced last November. His principal point is that
C. Brewer Homes is not worth 2/3 of a share of Mauna Loa Partners.

Therefore, we are enclosing a recent article from last week's Honolulu paper, which announces Homes' most recent quarterly earnings. More important, it announces recent sales of a very small portion of the total real estate holdings of C. Brewer Homes. The total acreage sold thus far in 1998 is 62 acres. The price per acre that C. Brewer Homes received from these sales was $79,097. The price that Mauna Loa Partners is paying for the real estate of
C. Brewer Homes is only $14,226 per acre, even with the debt included. Hopefully these figures will give you some appreciation of the bargain price that Mauna Loa Partners is paying for all the shares of C. Brewer Homes, whose lands are on prime locations on Maui, Kauai, and the Big Island of Hawaii. Channing Lushbough has no idea of the real value of the lands that Mauna Loa Partners is acquiring in this merger for just $14,226 an acre. It is an unbelievable low price for prime real estate in Hawaii.

Please vote for this merger today and IF YOU HAVE VOTED AGAINST IT, I urge you to CHANGE YOUR VOTE by calling 1+800+454-8683 and pushing "1" to change your vote after entering your 10 or 12 digit control number, which is located on the right-hand side of your ballot. Easy recorded instructions are at 1+800+454-8683. There is still time to vote by telephone before the upcoming meeting on Friday, June 26. Your Board would very much appreciate your voting for this merger of NUT with HOMES to increase shareholder values and to form an exciting and efficient new company with a 3.5% maximum Federal tax rate.

Thank you for supporting your Board of Directors, who have studied this merger carefully and believe it is in the best interest of Mauna Loa Partners.

PLEASE VOTE TODAY!

                                       Yours very sincerely,

                                       /s/ J.W.A. Buyers

                                       J.W.A. Buyers
                                       Chairman

Enclosure

HONOLULU ADVERTISER (JUNE 11, 1998)




C. BREWER HOMES SHOWS RISE IN SALES

Advertiser Staff

     Maui-based C. Brewer Homes reported improved financial performances both for the first three months of this year -- the last quarter of the company's 1998 fiscal year -- and the 12 months ending March 31.

     Contributing to the improvements were a $2.2 million sale of 17 acres of Nanea subdivision land at Kehalani; the sale of 64 single-family Kaimana homes at an average price of $208,000 in fiscal 1998, compared with the sale of just 36 homes at an average price of $240,000 in fiscal 1997; the sale of 23 acres of land on Kauai for $991,000 in fiscal 1998, compared with the sale of 12 acres of land on Kauai for $410,000 in fiscal 1997; and the sale of 18 acres on the Big Island for $255,000 in fiscal 1998.

     For the fourth quarter of fiscal 1998, the company reported net income of $138,000, or 2 cents a share, before after-tax special charges. That was improved over the net loss of $442,000, or 5 cents a share, before special charges, for the fourth quarter of fiscal 1997.

     Special charges in fiscal 1998 resulted partly from the effect of an accounting-standards statement requiring recognition of an asset-impairment loss associated with the company's Iao Parkside joint-venture project. They also resulted from costs related to the company's proposed merger of C. Brewer Homes and Mauna Loa Macadamia Partners, the world's largest grower of macadamia nuts.

     C. Brewer Homes' revenue in this year's fourth quarter was $6.3 million, up from the $1.8 million in the 1997 fourth quarter.

     For all of fiscal 1998, C. Brewer Homes reported a net loss of $439,000, or 5 cents a share, before special charges. That was better than the $707,000 loss, or 9 cents a share, before special charges, for fiscal 1997.

     Also for fiscal 1998, revenues were $17.6 million compared to $14.9 million for fiscal 1997.

     The proposed merger with Mauna Loa Macadamia Partners is progressing as scheduled, the company reported. A joint proxy statement and prospectus has been mailed to shareholders, and a special meeting for a merger vote has been scheduled for June 26.